                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*


                         BROTHERS GOURMET COFFEES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   114822 10 9
                               -------------------
                                 (CUSIP Number)

                                Not Applicable
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [   ]  Rule 13d-1(b)
    [   ]  Rule 13d-1(c)
    [ X ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                               Page 2 of 9 Pages

                                  SCHEDULE 13G

CUSIP NO.  114822 10 9

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    J.H. WHITNEY & CO., A NEW YORK LIMITED PARTNERSHIP (IRS IDENTIFICATION NO. 13-1534455), THE GENERAL PARTNERS OF WHICH ARE MICHAEL C. BROOKS, PETER M. CASTLEMAN, JEFFREY R. JAY, WILLIAM LAVERACK, JR., RAY E. NEWTON, III, DANIEL
    J. O'BRIEN, MICHAEL R. STONE AND WHITNEY GENERAL PARTNER, L.L.C.

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    A NEW YORK LIMITED PARTNERSHIP. ALL INDIVIDUAL GENERAL PARTNERS ARE UNITED STATES CITIZENS. WHITNEY GENERAL PARTNER, L.L.C. IS A DELAWARE LIMITED LIABILITY COMPANY.
--------------------------------------------------------------------------------

                  5  SOLE VOTING POWER
   NUMBER OF         10,362.5 SHARES OF COMMON STOCK (ISSUABLE UPON EXERCISE
     SHARES          OF WARRANTS)
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6  SHARED VOTING POWER
      EACH           0 SHARES OF COMMON STOCK
    REPORTING     --------------------------------------------------------------
     PERSON       7  SOLE DISPOSITIVE POWER
      WITH           10,362.5 SHARES OF COMMON STOCK (ISSUABLE UPON EXERCISE OF
                     WARRANTS)
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                     0 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      10,362.5 SHARES OF COMMON STOCK (ISSUABLE UPON EXERCISE OF WARRANTS)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                       [X]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.09%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      PN
-------------------------------------------------------------------------------

                                                               Page 3 of 9 Pages

                                  SCHEDULE 13G

CUSIP NO.  114822 10 9

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    WHITNEY 1990 EQUITY FUND, L.P., A DELAWARE LIMITED PARTNERSHIP (IRS IDENTIFICATION NO. 06-1305466), THE GENERAL PARTNERS OF WHICH ARE MICHAEL C. BROOKS, PETER M. CASTLEMAN, JEFFREY R. JAY, WILLIAM LAVERACK, JR., RAY E. NEWTON, III, DANIEL J. O'BRIEN AND MICHAEL R. STONE.

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    A DELAWARE LIMITED PARTNERSHIP. ALL GENERAL PARTNERS ARE UNITED STATES CITIZENS.
--------------------------------------------------------------------------------

                  5  SOLE VOTING POWER
   NUMBER OF         41,450.5 SHARES OF COMMON STOCK (ISSUABLE UPON EXERCISE
     SHARES          OF WARRANTS)
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6  SHARED VOTING POWER
      EACH           0 SHARES OF COMMON STOCK
    REPORTING     --------------------------------------------------------------
     PERSON       7  SOLE DISPOSITIVE POWER
      WITH           41,450.5 SHARES OF COMMON STOCK (ISSUABLE UPON EXERCISE
                     OF WARRANTS)
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                     0 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      41,450.5 SHARES OF COMMON STOCK (ISSUABLE UPON EXERCISE OF WARRANTS)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                       [X]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      0.34%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      PN
-------------------------------------------------------------------------------

                                                               Page 4 of 9 Pages

                                  SCHEDULE 13G

CUSIP NO.  114822 10 9

1   NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    WHITNEY SUBORDINATED DEBT FUND, L.P., A DELAWARE LIMITED PARTNERSHIP (IRS IDENTIFICATION NO. 13-3526570), THE GENERAL PARTNERS OF WHICH ARE MICHAEL
    C. BROOKS, PETER M. CASTLEMAN, JAMES H. FORDYCE, JEFFREY R. JAY, WILLIAM LAVERACK, JR., RAY E. NEWTON, III, DANIEL J. O'BRIEN AND MICHAEL R. STONE.

--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    A DELAWARE LIMITED PARTNERSHIP. ALL GENERAL PARTNERS ARE UNITED STATES CITIZENS.
--------------------------------------------------------------------------------

                  5  SOLE VOTING POWER
   NUMBER OF         1,031,421 SHARES OF COMMON STOCK (ISSUABLE UPON EXERCISE
     SHARES          OF WARRANTS)
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6  SHARED VOTING POWER
      EACH           0 SHARES OF COMMON STOCK
    REPORTING     --------------------------------------------------------------
     PERSON       7  SOLE DISPOSITIVE POWER
      WITH           1,031,421 SHARES OF COMMON STOCK (ISSUABLE UPON EXERCISE
                     OF WARRANTS)
                  --------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER
                     0 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,031,421 SHARES OF COMMON STOCK (ISSUABLE UPON EXERCISE OF WARRANTS)
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                       [X]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7.84%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      PN
-------------------------------------------------------------------------------

                                                               Page 5 of 9 Pages

Item 1(a).  Name of Issuer:

         Brothers Gourmet Coffees, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

         One Boca Place
         2255 Glades Road
         Suite 100 E
         Boca Raton, FL  33433

Item 2(a).  Name of Person Filing:

      (i) J. H. Whitney & Co., a New York limited partnership. The names and business addresses of the general partners of J. H. Whitney & Co. are as follows: Michael C. Brooks, Peter M. Castleman, Jeffrey R. Jay, William Laverack, Jr., Ray E. Newton, III, Daniel J. O'Brien, Michael R. Stone and Whitney General Partner, L.L.C., the business address of each of whom is 177 Broad Street, Stamford, CT 06901.

      (ii) Whitney 1990 Equity Fund, L.P., a Delaware limited partnership. The names and business addresses of the general partners of Whitney 1990 Equity Fund, L.P. are as follows: Michael C. Brooks, Peter M. Castleman, Jeffrey R. Jay, William Laverack, Jr., Ray E. Newton, III, Daniel J. O'Brien and Michael R. Stone, the business address of each of whom is 177 Broad Street, Stamford, CT 06901.

      (iii) Whitney Subordinated Debt Fund, L.P., a Delaware limited partnership. The names and business addresses of the general partners of Whitney Subordinated Debt Fund, L.P. are as follows: Michael C. Brooks, Peter M. Castleman, James H. Fordyce, Jeffrey R. Jay, William Laverack, Jr., Ray E. Newton, III, Daniel J. O'Brien and Michael R. Stone, the business address of each of whom is 177 Broad Street, Stamford CT 06901.

Item 2(b). Address of Principal Business Office or, if none, Residence:

      (i)   J. H. Whitney & Co.
            177 Broad Street
            Stamford, CT  06901

      (ii)  Whitney 1990 Equity Fund, L.P.
            177 Broad Street
            Stamford, CT 06901

                                                               Page 6 of 9 Pages

      (iii) Whitney Subordinated Debt Fund, L.P.
            177 Broad Street
            Stamford, CT  06901

Item 2(c).  Citizenship:

      (i) J. H. Whitney & Co. is a New York limited partnership. All of its individual general partners are citizens of the United States. Whitney General Partner, L.L.C. is a Delaware limited liability company.

      (ii) Whitney 1990 Equity Fund, L.P. is a Delaware limited partnership. All of its general partners are citizens of the United States.

      (iii) Whitney Subordinated Debt Fund, L.P. is a Delaware limited partnership. All of its general partners are citizens of the United States.

Item 2(d).  Title of Class of Securities:

      Common Stock.

Item 2(e).  CUSIP Number:

      114822 10 9

Item 3.

      Inapplicable.

Item 4.  Ownership:

      The following information is provided as of December 31, 1998:

      (a)   Amount Beneficially Owned:

            (i)   J. H. Whitney & Co. is the beneficial owner of 10,362.5
                  shares.(1)

--------

(1) The figure for the amount beneficially owned by each of J. H. Whitney & Co., Whitney 1990 Equity Fund, L.P., and Whitney Subordinated Debt Fund, L.P. represents shares of Common Stock issuable upon the exercise of warrants held by such partnership (10,362.5 shares, 41,450.5 shares and 1,031,421 shares, respectively). J. H. Whitney & Co., Whitney 1990 Equity Fund, L.P. and Whitney Subordinated Debt
                                                                  (continued...)

                                                               Page 7 of 9 Pages


            (ii) Whitney 1990 Equity Fund, L.P. is the beneficial owner of 41,450.5 shares.(1)

            (iii) Whitney Subordinated Debt Fund, L.P. is the beneficial owner of 1,031,421 shares.(1)

      (b)   Percent of Class:

                  0.09% for J. H. Whitney & Co.;
                  0.34% for Whitney 1990 Equity Fund, L.P.; and
                  7.84% for Whitney Subordinated Debt Fund, L.P.

      (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:

                  10,362.5 shares for J. H. Whitney & Co.;
                  41,450.5 shares for Whitney 1990 Equity Fund, L.P.; and 1,031,421 shares for Whitney Subordinated Debt Fund, L.P.

            (ii) shared power to vote or to direct the vote:

                  0 shares for J. H. Whitney & Co.;
                  0 shares for Whitney 1990 Equity Fund, L.P.; and 0 shares for Whitney Subordinated Debt Fund, L.P.

            (iii) sole power to dispose or to direct the disposition of:

                  10,362.5 shares for J. H. Whitney & Co.; and
                  41,450.5 shares for Whitney 1990 Equity Fund, L.P.; and 1,031,421 shares for Whitney Subordinated Debt Fund, L.P.


--------

(1)  (...continued)

        Fund, L.P. disclaim the existence of a group with respect to the Common Stock of the issuer, and each disclaims beneficial ownership of the shares of Common Stock owned by the others.

                                                               Page 8 of 9 Pages

            (iv) shared power to dispose or to direct the disposition of:

                  0 shares for J. H. Whitney & Co.;
                  0 shares for Whitney 1990 Equity Fund, L.P.; and 0 shares for Whitney Subordinated Debt Fund, L.P.


Item 5.   Ownership of Five Percent or Less of a Class:

      Inapplicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

      No other person has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the securities owned by
J. H. Whitney & Co., Whitney 1990 Equity Fund, L.P. and Whitney Subordinated Debt Fund, L.P.

Item 7.   Identification and Classification of the Subsidiary
            Which Acquired the Security Being Reported on By the
            Parent Holding Company:

      Inapplicable.

Item 8.   Identification and Classification of Members of the
            Group:

      Inapplicable.

Item 9.   Notice of Dissolution of Group:

      Inapplicable.

Item 10.  Certification:

      Inapplicable.

                                                               Page 9 of 9 Pages

      After reasonable inquiry and to the best of its knowledge and belief, each of J. H. Whitney & Co., Whitney 1990 Equity Fund, L.P. and Whitney Subordinated Debt Fund certifies that the information set forth in this statement is true, complete and correct.


Dated:  February 5, 1999



                              J. H. WHITNEY & CO.


                              By: /s/ Daniel J. O'Brien
                                  -------------------------------------
                                    Daniel J. O'Brien
                                    General Partner


                              WHITNEY 1990 EQUITY FUND, L.P.


                              By: /s/ Daniel J. O'Brien
                                  -------------------------------------
                                    Daniel J. O'Brien
                                    General Partner


                              WHITNEY SUBORDINATED DEBT FUND, L.P.


                              By: /s/ Daniel J. O'Brien
                                  -------------------------------------
                                    Daniel J. O'Brien
                                    General Partner